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                                                                    Exhibit 10.b

                                FIRST ADDENDUM TO
                         LEASE AND DEVELOPMENT AGREEMENT


         This Addendum to the Lease and Development Agreement (the "Addendum") is made and entered into as of the 3rd day of November 2000 by and among ASSET HOLDINGS COMPANY VI, L.L.C., a Massachusetts limited liability company, as Lessor, and HUFFY CORPORATION, an Ohio corporation, as Lessee, and modifies and supplements a Lease and Development Agreement, dated May 29, 1996 (the "Lease Agreement") entered into by the parties. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Lease Agreement

                                    RECITALS:

         1. Lessee and Lessor entered into the Lease Agreement and agreed that Lessor would finance Lessee's construction of the light manufacturing facility (the "Improvements") on land owned by Lessor in Sussex, Waukesha County, Wisconsin (the "Land") (collectively, Land and Improvements are referred to as the "Leased Property") and Lessor would lease the Leased Property to Lessee until May 1, 2004 (the "Scheduled Termination Date"). The Leased Property is more filly described in Appendix II to the Lease Agreement.

         2. Lessee has entered into an Agreement and Plan of Reorganization with WIS Holdings Corp. whereby Lessee's subsidiary, Washington Inventory Service, will be merged with and into a wholly-owned subsidiary of WIS Holdings Corp. Except as described herein, Lessee will use proceeds from the sale to repay all of the indebtedness described in the Credit Agreement, dated January 26, 2000 (the "Existing Indebtedness"), by and among Lessee, Royce Union Bicycle Company, Huffy Service First, Inc., American Sports Design Company and




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Washington Inventory Service (collectively the "Borrowers") and KeyBank National
Association, Bank One, N.A., Bank of America, N.A., Fifth Third Bank, Western Ohio, National City Bank, and The Prudential Insurance Company of America (the "Existing Lenders"). The Existing Lenders have agreed to release all liens, encumbrances and rights granted under various security agreements in exchange for payment of the Existing Indebtedness.

         3. Lessor is a party to a Restructuring Agreement, dated January 26, 2000 ("Restructuring Agreement"), which sets forth the rights of the Existing Lenders, SELCO Service Corporation ("SELCO") and Lessor. From the effective date of the Restructuring Agreement until June 30, 2001, the agreements, representations, warranties and covenants set forth in the Restructuring Agreement control and supersede the agreements, representations, warranties and covenants set forth in the agreements and instruments evidencing in the Existing Indebtedness, including the Lease Agreement. In the absence of any agreement to the contrary, under the terms of the Restructuring Agreement, Lessee would be required to satisfy the indebtedness evidenced by the Lease Agreement. However, Lessor will refrain from requiring Lessee to satisfy the indebtedness evidenced by the Lease Agreement provided that Lessee enters into this Addendum and provides to Lessor the Letter of Credit hereinbelow described.

         4. In order to induce Lessor to consent to the release of the security interests in the assets of the Borrowers, except for the security interest contemplated in the Lease Agreement and Operative Documents (as defined in the Lease Agreement), Lessee has agreed to provide Lessor an Irrevocable Standby Letter of Credit in the face amount of Two Million Dollars ($2,000,000.00) issued by First Union National Bank in the form attached hereto as Appendix I ("Letter of Credit"), to further collateralize Lessee's obligations under the Lease Agreement.


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         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and the Lessee agree as follows:

         1. Upon receipt of the Letter of Credit, Lessor agrees to the following:

                  a. the release of the security interest, liens and encumbrances on the assets of Borrowers, except those liens, encumbrances, mortgages and security interests contemplated in the Lease Agreement and Operative Documents;

                  b. the termination of the Restructuring Agreement;

                  c. Lessee's purchase of the office building located at 225 Byers Road, Miamisburg, Montgomery County, Ohio 45432 from SELCO; and

                  d. Lessee's payoff of the first mortgage loan to Bank of America, NA. in the principal amount of approximately Seven Hundred Thousand Dollars ($700,000.00).

         2. Lessee will provide to Lessor the Letter of Credit to further collateralize Lessee's obligations under the Lease Agreement. Upon mailing of written notice to Lessee at the above- referenced Byers Road address (or such alternative address as shall be requested in writing by Lessee), which notice will specify the basis for a draw on the Letter of Credit, Lessor may draw on the Letter of Credit in any one or more of the following circumstances:

                  a. Lessee has not satisfied its obligations under the Lease Agreement on or before the tenth (10th) day after the occurrence of the Scheduled Termination Date, a Lease Termination Date or the Final Rent Payment Date;

                  b. Lessor's receipt of notice of non-renewal of the Letter of Credit;

                  c. Lessee's default in any payment required under the Lease Agreement and such default remains uncured for more than ten (10) days;




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                  d. Upon the fourth (4th) occurrence of a payment default under the Lease Agreement of any duration subsequent to the delivery of the Letter of Credit;

                  e. A breach in any of the covenants described in Section 4 hereinbelow and incorporated into the Lease Agreement by reference contained in
Section 4 hereinbelow, and such breach remains uncured for a period of more than ninety (90) days from the date that either Lessor or Lessee advises the other of the breach of covenant; or

                  f. The occurrence of an Event of Default under and as defined in the Congress Loan Agreement (as defined in Section 4 hereof) and the commencement by Congress Financial Corporation (Central), its successors or assigns (collectively "Congress"), of remedial or collection action pursuant to the terms of the Congress Loan Agreement.

         3. Any funds received by Lessor as a result of a draw on the Letter of Credit will be applied to satisfy the obligations of Lessee under the Lease Agreement and Operative Documents.

         4. Any breach of one or more of the covenants contained in Section 9 of the Loan and Security Agreement by and among the Lessee and its subsidiaries and Congress Financial Corporation (Central), dated January 26, 2000 ("Congress Loan Agreement"), as the covenants may be modified or amended from time to time so long as such modification or amendment is acceptable to Lessor, shall be deemed a default under the Lease Agreement. The covenants contained in the Congress Loan Agreement will control over and supersede the covenants, including any financial covenants and ratios, contained in the Lease Agreement. Lessee shall provide promptly to Lessor copies of any and all compliance certificates required under the Congress Loan Agreement and notices of default received by Lessee or any of its subsidiaries pursuant to the terms of the Congress Loan Agreement.


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         5. Notwithstanding contrary provisions of the Lease Agreement, the rental rate under the Lease Agreement shall be adjusted to reflect a per annum interest rate equal to (i) the prime rate of Bank One, NA ("Bank One") from time to time in effect plus 50 basis points through the period from the date hereof through December 31, 2001 and (ii) the prime rate of Bank One from time to time in effect plus 200 basis points for the period subsequent to December 31, 2001 until maturity, in each case computed on the basis of a 360 day year for the actual number of days elapsed; provided, however, that the rental rate under the Lease Agreement will be adjusted, to the extent necessary, to reflect a per annum interest rate equal to the prime rate of Bank One from time to time in effect plus 50 basis points in the event the interest of the Lessee under the Lease Agreement is sold to a purchaser acceptable to the Lessor. In all cases, changes in the interest rate shall occur immediately upon any change in the prime rate and the rental payments shall be adjusted to reflect each change in the prime rate.

         6. Lessee hereby consents to the assignment of the Letter of Credit from Lessor to Bank One as collateral for Bank One's Loan to Lessor, and Lessee covenants and agrees to cooperate and execute any documentation reasonably requested by Lessor to facilitate such assignment.

         7. The Lessee agrees to reimburse Lessor, its parent or affiliate or Bank One for the costs of appraisal conducted on the Leased Property and such other costs, including reasonable legal fees, in connection with issuing the Letter of Credit and related documentation.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first written above.

                                     ASSET HOLDINGS COMPANY VI, LLC.

                                     By:________________________________________

                                     Name:______________________________________

                                     Title:_____________________________________


                                     HUFFY CORPORATION

                                     By:________________________________________

                                     Name.______________________________________

                                     Title:_____________________________________